Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Energy XXI (Bermuda) Limited of our reports dated September 4, 2009 with respect to the consolidated financial statements of Energy XXI (Bermuda) Limited as of June 30, 2009 and 2008, and for each of the three fiscal years in the period ended June 30, 2009, and to the effectiveness of Energy XXI (Bermuda) Limited’s internal control over financial reporting as of June 30, 2009, which appear in the Annual Report on Form 10-K for the year ended June 30, 2009.

/s/ UHY LLP

Houston, Texas
December 15, 2009